Exhibit 99.1

MariMed Appoints Jon Levine as President

NORWOOD, Mass., September 7, 2022 – MariMed, Inc. (CSE: MRMD), (OTCQX: MRMD) (“MariMed” or the “Company”), a leading multi-state cannabis operator (“MSO”) focused on improving lives every day, today announced the appointment of Jon Levine as President, effective immediately.

Mr. Levine co-founded MariMed with Chief Executive Officer Bob Fireman over a decade ago. The two executives, with current Chief Operating Officer Tim Shaw, built the foundation of the business that has grown to become a leader in the cannabis industry. Mr. Levine’s sound financial discipline as Chief Financial Officer enabled MariMed to continually deliver some of the best financial results among publicly traded MSOs. He was subsequently elevated to the position of Chief Administration Officer, with responsibility for the Company’s sales, marketing, operations, financial reporting, and communications functions.

“I am thrilled to announce Jon’s appointment as President of the Company, a role that includes his continued oversight of the day-to-day management of the Company,” said MariMed CEO Bob Fireman. “Jon will also assist me with our capital market activities and public appearances, enabling me to focus more on evolving our proven strategic and growth plans as the cannabis industry landscape continues to change.”

Mr. Fireman continued, “The consolidation in the cannabis industry and other factors have opened new opportunities for MariMed to expand and grow at an accelerated pace. With a deep and experienced management team, great brands, and a strong balance sheet, we are poised to seize these opportunities.”

“I am so proud of the Company that Bob and I have built, and the great team that has helped us achieve our success to date,” said MariMed President Jon Levine. “I look forward to our next chapter of the journey as President of MariMed.”

About MariMed

MariMed Inc., a multi-state cannabis operator, is dedicated to improving lives every day through its high-quality products, its actions, and its values. The Company develops, owns, and manages seed to sale state-licensed cannabis facilities, which are models of excellence in horticultural principles, cannabis cultivation, cannabis-infused products, and dispensary operations. MariMed has an experienced management team that has produced consistent growth and success for the Company and its managed business units. Proprietary formulations created by the Company’s technicians are embedded in its top-selling and award-winning products and brands, including Betty’s Eddies, Nature’s Heritage, Bubby’s Baked, K Fusion, Kalm Fusion, and Vibations: High + Energy. For additional information, visit www.marimedinc.com.

Investor Relations Contact:

Steve West

Vice President, Investor Relations

Email: ir@marimedinc.com

Phone: (781) 277-0007

Media Contact:

Trailblaze PR

Email: marimed@trailblaze.co

Company Contact:

Howard Schacter

Chief Communications Officer

Email: hschacter@marimedinc.com

Phone: (781) 277-0007

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